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                                                                       EXHIBIT 5


                                 November 20, 1998



Pervasive Software Inc.
12365 Riata Trace Parkway, Building II
Austin, Texas 78727

          Re: Pervasive Software Inc. Registration Statement for Offering of 1,340,730 Shares of Common Stock

Ladies and Gentlemen:


          We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 795,326 shares of Common Stock under the 1997 Stock Incentive Plan, (ii) 500,000 shares of Common Stock under the Employee Stock Purchase Plan and International Employee Stock Purchase Plan and (iii) 45,404 shares of Common Stock under the EveryWare Replacement Option Plan. We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the 1997 Stock Incentive Plan, Employee Stock Purchase Plan and International Employee Stock Purchase Plan and the EveryWare Replacement Option Plan and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


               Very truly yours,

               /s/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
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                   Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP